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                                                                  Exhibit 10.47

                                 March 12, 2004


Caryl Shepherd
3606 Brookefall Court
Suwanee, GA 30024


RE:      Additional Compensation

Dear Caryl:

The purpose of this letter is to inform you that, because of your unique skills and abilities, your critical and vital role in the Company's future, and to alleviate financial concerns that you may have because of any proposed Change of Control(1) of the Company, Global Preferred Holdings, Inc. (the "Company") is augmenting your compensation package with the Company to provide additional compensation to you under certain circumstances and in consideration for your continued employment with the Company.

This letter is not meant to otherwise change the terms and conditions of your current employment with the Company. Your employment with the Company will continue to be governed by the terms and provisions of your employment agreement with the Company, except that, in consideration for your continued performance of services, the terms and conditions of your continued employment will now include the additional retention and incentive compensation set forth below.

In return for your continued employment with the Company under the terms and provisions described above, the Company will provide you with the following retention and incentive compensation:

SEVERANCE PAY COMPENSATION

In addition to any other compensation to which you may be or become entitled under the terms and conditions of your employment with the Company, in the

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(1)      For purposes of this letter, "Change of Control" shall mean either of the following:

         (a) any transaction or series of transactions pursuant to which the Company sells, transfers, leases, exchanges or disposes of substantially all (i.e., at least eighty-five percent (85%)) of its assets for cash or property, or for a combination of cash and property, or for other consideration; or

         (b) any transaction pursuant to which persons who are not current stockholders of the Company acquire by merger, consolidation, reorganization, division or other business combination or transaction, or by a purchase of an interest in the Company, an interest in the Company so that after such transaction, the stockholders of the Company immediately prior to such transaction no longer have a controlling (i.e., 50% or more) voting interest in the Company.

However, notwithstanding the foregoing, in no event shall a registered public offering of securities of the Company consummated after the date of this letter constitute a Change of Control or be included in determining whether a Change of Control has occurred.


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event that your employment with the Company is terminated by the Company without
Cause(2) following a Change of Control of the Company, the Company will pay you a separation payment equal to twelve (12) months of your then current base salary as governed by the terms and provisions of your employment agreement with the Company, plus an additional amount equal to $1,166 per month for twelve (12) months to supplement the cost associated with certain Company provided welfare benefits that may otherwise be discontinued by the Company, to be paid over a period of twelve (12) months in accordance with the Company's normal payroll practices as may be in effect from time to time or as may be otherwise agreed to by you and the Company, remaining payments due may be paid in a lump sum.

OUTPLACEMENT SERVICES

In addition to any other compensation to which you may be entitled under the terms and conditions of your employment with the Company, in the event that your employment with the Company is terminated by the Company without Cause following a Change of Control of the Company, the Company will provide you outplacement services from an outplacement company approved by the Company for a period of up to three (3) months following your termination of employment, with the aggregate amount paid not to exceed $5,500. All payments will be made directly to the outplacement company, which you have selected.

All requests for payment of outplacement services must be accompanied by a written invoice indicating what services were rendered, must be reasonable, and must be submitted within thirty (30) days of your incurrence of the outplacement expense or, at the Company's discretion, payment may be made in advance to the outplacement company upon submission of an invoice for services to be rendered. In return for the payment by the Company of any outplacement costs you incur, you acknowledge and agree, by submitting the costs for payment by the Company, that the Company is not responsible for the quality of services provided by the outplacement company, which you selected.

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(2)      For purposes of this letter, "Cause" shall mean an act or acts by you involving (a) the use for profit or disclosure to unauthorized persons of confidential information or trade secrets of the Company or any of its affiliates, (b) the breach of any contract with the Company or any of its affiliates, (c) the violation of any fiduciary obligation to the Company or any of its affiliates, (d) the unlawful trading in the securities of the Company or any of its affiliates, or of another corporation based on information gained as a result of the performance of services for the Company or any of its affiliates, (e) a felony conviction or the failure to contest prosecution of a felony, or (f) willful misconduct, dishonesty, embezzlement, fraud, deceit or civil rights violations, or other unlawful acts.


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MILESTONE RETENTION BONUSES

The Company shall provide you with a retention bonus in the amount of $20,000, to be paid in accordance with the following schedule in accordance with the terms and conditions set forth below based upon the achievement of certain "milestone" events shown in the following schedule:

                                                        Percentage of Retention
         Milestone Event:                                     Bonus Paid:
-----------------------------------                     -----------------------

Filing of the SEC Form 10-K for the
  period ended December 31, 2003                                  20%


Filing of the SEC Form 10-Q for the
  period ending March 31, 2004                                    20%


Filing of a Proxy Statement and, if necessary,
  an SEC Form S-4 or other similar documents
  relating to a Change of Control transaction                     20%

Consummation of a Change of Control                               40%

The payment of each portion of your milestone retention bonus shall be conditioned upon your continued employment with the Company up to and through the date of occurrence of such milestone event. Each payment shall be made in the form of a lump sum cash payment no later than thirty (30) days following the date that the above-listed milestone event occurs.

ANNUAL BONUS

In addition to any other compensation to which you may be entitled under the terms and conditions of your employment with the Company, it is the Company's practice to pay you an annual bonus (for the current year) if your performance and the Company's performance meets certain criteria established from year to year by the Company's Board of Directors (the "Bonus"). In the event that your employment with the Company is terminated by the Company without Cause following a Change of Control of the Company, the Compensation Committee of the Board of Directors may, in its sole discretion, prorate the Bonus as of your termination date based on your satisfaction of such criteria as determined by the Board of Directors in its discretion.

TRANSACTION BONUS

In addition to any other compensation to which you may be entitled under the terms and conditions of your employment with the Company, you will be eligible for consideration to receive a transaction bonus determined in the manner outlined as follows:


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          -       In the event that there is a Change of Control of the Company, the Company shall establish an aggregate bonus amount equal to the amount by which the compensation paid by the Company to Raymond James & Associates, its primary investment banker, for the Change of Control transaction exceeds 0.80% of the total "Consideration" paid in the transaction. The determination of "Consideration" shall be made in the same manner as the compensation for Raymond James is calculated.

          - The aggregate bonus amount will then be divided, at the discretion of the Company, among selected key employees who are employed with the Company at the time of the Change of Control, providing those key employees a lump sum cash bonus payment within thirty (30) days following the occurrence of such Change of Control. Each key employee of the Company who is selected to participate in the transaction bonus shall be awarded a portion of the total aggregate bonus amount based upon his or her individual efforts.

          - The actual amount awarded to you will be a function of your individual performance weightings (as determined by your supervisor(s) and/or the Board of Directors (or a Committee of the Board)) and your base salary, not to exceed $75,000, as compared with the individual performance weightings and base salary, not to exceed $75,000, of all other participating key employees.

DISCRETIONARY ACCELERATION OF VESTING OF STOCK OPTIONS PRIOR TO A CHANGE OF CONTROL

In addition to any other compensation to which you may be entitled under the terms and conditions of your employment with the Company, in the event that your employment with the Company is terminated by the Company without Cause prior to or in conjunction with a Change of Control of the Company, the Compensation Committee of the Board of Directors may, in its sole discretion, cause the vesting of all or a portion of the options, otherwise unvested, to purchase common stock of the Company which have been granted to you as of your date of termination to be accelerated so that, following such termination, such options will be fully vested and exercisable by you thereafter. The Committee's decision regarding such vesting and acceleration will be made based upon your efforts prior to your termination, the circumstances surrounding your termination and such other factors as the Committee shall deem relevant. The terms and provisions of your option agreement(s) and the Plan will continue to govern all of your options, including, but not limited to, any terms and provisions relating to the lapse of such options, except as set forth above.


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CHANGE OF CONTROL COMPENSATION PAYMENT LIMITATIONS

However, notwithstanding the forgoing, if the aggregate amounts payable to you pursuant to this letter of additional compensation, together with any other payments made to you or on your behalf by the Company as a result of such Change of Control, would cause you to receive aggregate "parachute payments" (as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code")) exceeding three (3) times your "base amount" (as defined in Section 280G(b)(3) of the Code), then the aggregate amounts payable to you pursuant to this letter of additional compensation shall be reduced until your aggregate "parachute payments" do not exceed three (3) times your "base amount."

CONFIDENTIALITY

The items and terms discussed in this letter of additional compensation should be considered "Confidential Material" per the Confidentiality Agreement (as identified in the Company's Employee Handbook) and should not be discussed with other Company employees at any time.

                                   * * * * * *

The Company greatly appreciates your continued diligent efforts on its behalf, and hopes that the above described additional compensation will provide you with greater financial security and appropriate incentives should the Company encounter a possible Change of Control situation.

Should you have any questions regarding the above, please do not hesitate to contact me.

Sincerely,



/s/ Edward F. McKernan

Ed McKernan
President